Exhibit 99.1
For Immediate Release
PostRock Reports Third Quarter Results
OKLAHOMA CITY — November 10, 2010 — PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the third quarter of 2010. Revenues increased $1.4 million, or 5.7%, to $25.3 million during the quarter. The increase was primarily due to higher realized gas prices offset by lower production volume and a decline in pipeline revenue. Production volumes fell to 53.9 Mcfe a day, a 10% decline from the prior year period primarily due to a lack of drilling in late 2008 and 2009. With increasing capital expenditures starting in the second quarter of 2010, production has stabilized at approximately 54 Mcfe a day. Average prices for the period, excluding realized hedging gains, increased to $4.33 per Mcfe. Realized hedging gains in the quarter decreased to $6.8 million from $19.6 million a year earlier. Pipeline revenue decreased $1.8 million, or 31.8%, to $3.8 million primarily due to the loss of a significant interstate pipeline customer in late 2009.
     Production costs, including lease operating expenses (“LOE”), severance and ad valorem taxes, decreased $3.1 million, or 35.4%, to $5.6 million. The decline was primarily due to $2.7 million lower ad valorem taxes and $0.6 million lower LOE offset by $0.2 million higher severance taxes. The reduction in ad valorem taxes reflects reduced tax assessments. LOE decreased primarily as a result of improved labor utilization. Total production costs were $1.14 per Mcfe for the three months ended September 30, 2010, a sharp drop from the $1.59 per Mcfe reported in the prior year. Pipeline operating expense decreased $1.5 million, or 18.8%, to $6.7 million during the three months ended September 30, 2010. Contributing to the decrease in operating expense were lower ad valorem taxes. General and administrative expenses fell 58.9% in the quarter to $4.7 million. The decline reflected the absence of the reaudit and the cost of recombining our predecessor entities along with the related fees to financial advisors.
     At September 30, 2010, the Company had natural gas hedges in places covering 44.5 Mmcf a day for the remainder of 2010 at an average price of $6.14 per Mcf. It also held hedges covering the majority of its proved developed producing reserves through 2013. After the end of the quarter, new crude oil hedges were entered into covering 48,000 barrels of 2011 production at an average price of $85.90 a barrel and 42,000 barrels of 2012 production at an average price of $87.90. Hedging positions as of September 30, 2010, are shown below.
Hedging Position

	Q4-2010		2011		2012		2013
	Price	Volume	Price	Volume	Price	Volume	Price	Volume
Gas	($/Mmbtu)	(Mmbtu)	($/Mmbtu)	(Mmbtu)	($/Mmbtu)	(Mmbtu)	($/Mmbtu)	(Mmbtu)
Southern Star Swaps	$6.18	3,150,448	$6.43	5,000,304	$6.72	2,000,004	$—	—

NYMEX Swaps	$6.71	948,141	$7.02	8,549,998	$7.22	9,000,000	$7.28	9,000,003

Southern Star Basis Swaps	$(0.69)	948,141	$(0.67)	8,549,998	$(0.70)	9,000,000	$(0.71)	9,000,003

Oil	$/bbl	Bbls	$/bbl	Bbls	$/bbl	Bbls	$/bbl	(Bbls)
NYMEX Swaps	$87.50	7,500	$—	—	$—	—	$—	—
     At September 30, 2010, PostRock had $248.8 million of outstanding debt and $34.8 million of available liquidity. In the recent refinancing, the current portion of long-term debt was reduced from

$305.2 million at June 30th to $9.0 million at September 30th. The current portion represents the next twelve months of amortization on the Pipeline Loan. The first monthly payment on the Loan was made in October. At September 30, 2010, the Company was in compliance with all financial covenants.
Summary Capitalization Table

		(Predecessor)
	September 30,	December 31,
	2010	2009
	(in thousands)

Cash and cash equivalents	$1,262	$20,884

Long-term debt (including current maturities)
Current Credit Agreements
Borrowing Base Facility	$190,000	$—
Pipeline Loan	15,000	—
QER Loan	43,760	—

Former Credit Agreements
Quest Cherokee Loan	—	145,000
Second Lien Loan	—	29,821
Midstream Loan	—	118,728
PESC Loan	—	35,658

Other Notes Payable	35	103

Total	$248,795	$329,310

Equity
Preferred Stock	$49,217	$—
Total stockholders’ deficit	(21,824)	(148,377)
Non-controlling interests	—	57,990

Total (deficit) equity	$27,393	$(90,387)

Total capitalization	$276,188	$238,923

     In the first nine months of 2010, capital expenditures totaled $22.9 million, a sharp increase from the $6.4 million spent in the prior year period. Expenditures in 2010 included $17.2 million spent in the Cherokee Basin, $3.4 million in Appalachia and $2.3 million on our interstate pipeline and miscellaneous other items.
     Commenting, David C. Lawler, President and Chief Executive Officer of the Company, said, “During the third quarter we successfully recapitalized the Company. With $60 million of new capital from White Deer Energy, we reduced debt by $72.7 million over the quarter, restructured our remaining indebtedness and initiated an effort to sell most of our Appalachian assets. The restructuring eliminated our liquidity issues, greatly reduced our borrowing costs and freed us to pursue a more aggressive capital expenditure program.
     Also during the quarter, we drilled and completed 27 new wells and returned 42 wells to production in the Cherokee Basin, bringing our year to date totals to 141 and 232, respectively. Although the majority of our project work was delivered on schedule and under budget, a fair number of wells completed in Q1 and Q2 did not achieve peak production rate as expected. We have conducted a series of detailed engineering studies to determine the cause of the underperformance, and learned that our historical approach to zonal fracture treatments is too standardized, and not as transferrable across the basin as we once believed. On future development projects, custom fracture treatments tailored to zone and region will be employed to maximize the effectiveness of each completion stage. We will keep you posted on our progress as we continue to develop and refine our fracture treatment program.
     At long last, we are positioned to create meaningful value for our stockholders and are optimistic about the Company’s potential. As we develop our 2011 budget, our focus will be on efficiently growing reserves and production, lowering costs and further reducing debt. We look forward to keeping you abreast of our progress in the year ahead.”
Webcast and Conference Call
     PostRock will host its quarterly webcast and conference call tomorrow, Thursday, November 11, 2010 at 9:00 a.m. (Central Time). The webcast will be accessible on the ‘Investors’ page at www.pstr.com. Conference call numbers for participation are 866-516-1003 in the U.S. and 760-536-8545 internationally. The webcast will be available for replay on the Company’s website following the conference call.
     PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 2,800 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,100 mile of interstate gas pipeline systems serving parts of Oklahoma, Kansas and Missouri.
Forward-Looking Statements
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. You can find the Company’s filings with the SEC at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company’s undertakes no obligation to update these statements for revisions or changes after the date of this release.
Company Contacts
Jack Collins
Chief Financial Officer
(405) 702-7460
North Whipple
Manager, Corporate Development & Investor Relations
(405) 702-7423

Reconciliation of Non-GAAP Financial Measures
PostRock defines adjusted EBITDA as net income (loss) before income taxes; interest expense, net; depreciation, depletion and amortization; other (income) expense; change in fair value of derivative instruments; loss (recovery) from misappropriation of funds; stock based compensation and impairments. The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the period presented:

		(Predecessor)		(Predecessor)	(Predecessor)
	Three Months	Three Months	March 6, 2010 to		Nine Months
	Ended September	Ended September	September 30,	January 1, 2010	Ended September
	30, 2010	30, 2009	2010	to March 5, 2010	30, 2009
			(in thousands)

Net income (loss) attributable to controlling interest	$28,189	$(11,527)	$35,612	$11,778	$(80,932)
Adjusted for:
Net income (loss) attributable to non-controlling interest	—	(5,197)	—	9,958	(45,362)
Income tax expense	—	—	—	—	—
Interest expense, net	8,602	6,920	17,025	5,336	20,666

Depreciation, depletion, accretion and amortization	4,874	14,068	10,882	4,164	39,274

EBITDA	$41,665	$4,264	$63,519	$31,236	$(66,354)

Other (income) expense, net	(67)	140	163	4	1
Unrealized (gain) loss from derivative financial instruments	(25,445)	10,864	(32,804)	(21,573)	52,018
Recovery of misappropriated funds, net of liabilities assumed	(997)	(9)	(997)	—	(3,406)
Stock based compensation	353	324	987	808	1,143
Impairment of oil and gas properties	—	—	—	—	102,902

Adjusted EBITDA	$15,509	$15,583	$30,868	$10,475	$86,304

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion, amortization and accretion, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

		(Predecessor)		(Predecessor)	(Predecessor)
					Nine Months
	Three Months	Three Months	March 6, 2010	January 1,	Ended
	Ended September	Ended September	to September	2010 to March	September 30,
	30, 2010	30, 2009	30, 2010	5, 2010	2009

Revenue
Oil and gas sales	$21,484	$18,329	$50,075	$18,659	$56,711
Gas pipeline revenue	3,839	5,633	8,902	2,825	21,022

Total revenues	25,323	23,962	58,977	21,484	77,733
Costs and expenses
Oil and gas production	5,644	8,739	15,173	5,266	23,699
Pipeline operating	6,691	8,243	15,586	4,489	22,264
General and administrative	4,658	11,337	15,772	5,735	29,705
Depreciation, depletion and amortization	4,874	14,068	10,882	4,164	39,274
Impairment of oil and gas properties	—	—	—	—	102,902
Recovery of misappropriated funds, net of liabilities assumed	(997)	(9)	(997)	—	(3,406)

Total costs and expenses	20,870	42,378	56,416	19,654	214,438

Operating income (loss)	4,453	(18,416)	2,561	1,830	(136,705)

Other income (expense)
Gain (loss) from derivative financial instruments	32,271	8,752	50,239	25,246	31,078
Other income (expense), net	67	(140)	(163)	(4)	(1)
Interest expense, net	(8,602)	(6,920)	(17,025)	(5,336)	(20,666)

Total other income (expense)	23,736	1,692	33,051	19,906	10,411

Income (loss) before income taxes and non-controlling interests	28,189	(16,724)	35,612	21,736	(126,294)
Income tax expense	—	—	—	—	—

Net income (loss)	28,189	(16,724)	35,612	21,736	(126,294)
Net (income) loss attributable to non-controlling interest	—	5,197	—	(9,958)	45,362

Net income (loss) attributable to controlling interest	$28,189	$(11,527)	$35,612	$11,778	$(80,932)
Preferred stock dividends	209	—	209	—	—

Net income (loss) attributable to common stockholders	$27,980	$(11,527)	$35,403	$11,778	$(80,932)

Net income (loss) per common share
Basic	$3.47	$(0.36)	$4.40	$0.37	$(2.54)

Diluted	$3.21	$(0.36)	$4.22	$0.36	$(2.54)

Weighted average shares outstanding
Basic	8,063	31,885	8,053	32,137	31,828

Diluted	8,719	31,885	8,381	32,614	31,828

POSTROCK ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

		(Predecessor)
	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,262	$20,884
Restricted cash	388	718
Accounts receivable — trade, net	9,320	13,707
Other receivables	858	2,269
Other current assets	2,193	8,141
Inventory	6,799	9,702
Current derivative financial instrument assets	36,103	10,624

Total current assets	56,923	66,045
Oil and gas properties under full cost method of accounting, net	49,233	40,478
Pipeline assets, net	141,503	136,017
Other property and equipment, net	17,859	19,433
Other assets, net	6,543	2,727
Long-term derivative financial instrument assets	47,255	18,955

Total assets	$319,316	$283,655

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$8,675	$10,852
Revenue payable	5,959	5,895
Accrued expenses	12,087	11,417
Current portion of notes payable	9,032	310,015
Current derivative financial instrument liabilities	2,525	1,447

Total current liabilities	38,278	339,626
Long-term derivative financial instrument liabilities	6,893	8,569
Other liabilities	6,989	6,552
Notes payable	239,763	19,295

Total liabilities	291,923	374,042

Commitments and contingencies
Series A Preferred Stock	49,217	—

Equity
Preferred stock	2	—
Common stock	82	33
Additional paid-in capital	378,115	299,010
Treasury stock, at cost	—	(7)
Accumulated deficit	(400,023)	(447,413)

Total stockholders’ deficit before non-controlling interests	(21,824)	(148,377)
Non-controlling interests	—	57,990

Total equity	(21,824)	(90,387)

Total liabilities and equity	$319,316	$283,655

POSTROCK ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

		(Predecessor)	(Predecessor)
			Nine Months
	March 6, 2010	January 1, 2010	Ended
	to September	to March 5,	September 30,
	30, 2010	2010	2009

Cash flows from operating activities
Net income (loss)	$35,612	$21,736	$(126,294)
Adjustments to reconcile net income (loss) to cash provided by operations
Depreciation, depletion and amortization	10,882	4,164	39,274
Stock-based compensation	987	808	1,143
Impairment of oil and gas properties	—	—	102,902
Amortization of deferred loan costs	5,339	2,094	4,109
Change in fair value of derivative financial instruments	(32,804)	(21,573)	52,018
Loss (gain) on disposal of property and equipment	131	—	83
Other non-cash changes to items affecting net income	111	—	(977)
Change in assets and liabilities
Accounts receivable	4,624	(237)	6,154
Other receivables	397	1,014	5,960
Other current assets	(501)	466	1,215
Other assets	(6)	2	153
Accounts payable	(2,942)	(83)	(20,221)
Revenue payable	221	(157)	(4,140)
Accrued expenses	4,033	983	3,211
Other long-term liabilities	1	—	—
Other	—	—	(2)

Cash flows from operating activities	26,085	9,217	64,588

Cash flows from investing activities
Restricted cash	331	(1)	(143)
Proceeds from sale of oil and gas properties	110	—	8,846
Equipment, development, leasehold and pipeline	(20,588)	(2,282)	(6,363)

Cash flows from investing activities	(20,147)	(2,283)	2,340

Cash flows from financing activities
Proceeds from issuance of preferred stock and warrants	60,000	—	—
Proceeds from bank borrowings	2,100	900	2,930
Repayments of bank borrowings	(88,976)	(41)	(49,126)
Refinancing and equity offering costs	(6,477)	—	(569)

Cash flows from financing activities	(33,353)	859	(46,765)

Net increase (decrease) in cash	(27,415)	7,793	20,163
Cash and cash equivalents beginning of period	28,677	20,884	13,785

Cash and cash equivalents end of period	$1,262	$28,677	$33,948